UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 7, 2004

GOODRICH CORPORATION
(Exact Name of Registrant as Specified in Charter)

New York	1-892	34-0252680
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (704) 423-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance And Management

Item 5.02.      Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

     (b) Robert D. Koney, Jr. has resigned from his position as Vice President and Controller (the principal accounting officer) of Goodrich Corporation, effective September 7, 2004. Mr. Koney has advised Goodrich that he is leaving to accept a position as the chief financial officer of a public company whose common stock is listed on the New York Stock Exchange.

     (c) The Goodrich Board of Directors has elected Scott E. Kuechle to the position of Vice President and Controller, effective September 7, 2004.

     Mr. Kuechle, age 44, joined Goodrich in 1983 as a Financial Analyst and since that time has served in a variety of positions, including Director of Planning & Control of a business unit from 1989 to 1994 and Director of Finance and Banking from 1994 to 1998. He was elected as Vice President and Treasurer in 1998 and served in that position until his election as Vice President and Controller in 2004. Mr. Kuechle received a B.A. in business administration from the University of Wisconsin, Eau Claire, and an M.S. in industrial administration from Carnegie-Mellon University.

     Mr. Kuechle has an outstanding full-recourse bank loan in the amount of $68,116 under Goodrich’s Executive Stock Purchase Program (the “Program”). The Program, which was suspended effective August 16, 2002, is intended to encourage direct, long-term ownership of Goodrich common stock by its senior executives. Mr. Kuechle’s loan has a maturity date of September 30, 2006 and bears interest at a rate equal to the London Interbank Offered Rate for one-month U.S. Dollar deposits plus 0.50%. Goodrich has guaranteed Mr. Kuechle’s loan in the event of default, but has recourse to him if it incurs a loss under the guarantee. Mr. Kuechle is fully liable for any losses, as well as for the repayment of the loan when it comes due.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH CORPORATION
(Registrant)

Date: September 10, 2004	By:	/s/ Kenneth L. Wagner

Kenneth L. Wagner
Assistant Secretary

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